 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2022

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2635 East Millbrook Road, Raleigh, North Carolina 27604
(Address of principal executive offices) (Zip Code)

(540) 362-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AAP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2022, Advance Auto Parts, Inc. (the “Company”) announced that its Board of Directors (“Board”) has appointed William Pellicciotti to become the Company's Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer), effective January 24, 2022.

Prior to joining the Company, Mr. Pellicciotti, age 42, served as the Vice President, Controller - North America for The Kraft Heinz Company, a multinational food and beverage company, since October 2020, and as Finance Director, SEC Reporting, Accounting Policy & SOX Compliance at The Colgate-Palmolive Company (“Colgate”), a multinational consumer products company, from October 2019 to October 2020. Since 2009, Mr. Pellicciotti has served in multiple leadership roles in finance at Colgate, including as the Finance Director for the Asia-Pacific Division (based in Hong Kong) from January 2018 to September 2019 and as the Center Lead and Finance Director for Colgate Business Services (based in Poland) from March 2013 to December 2017. Mr. Pellicciotti began his career as an accountant at CliftonLarsonAllen, LLP, a professional services firm, and as Manager at PricewaterhouseCoopers LLP, a leading accounting firm. He holds a B.A. in Accounting and is a Certified Public Accountant.

Employment Agreement

In connection with his appointment, Mr. Pellicciotti and the Company have agreed to a compensation arrangement, which has been approved by the Compensation Committee of the Board (“Committee”). Pursuant to the compensation arrangement, Mr. Pellicciotti’s annual base salary is $400,000, and he is eligible to participate in the Company's annual incentive bonus plan with a bonus target of 65 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on the Company’s performance as measured against the same bonus criteria applied to other senior executives of the Company. He will also receive a one-time cash signing bonus in the amount of $324,500 that he will be required to repay if he voluntarily resigns his employment with the Company prior to completion of two years of service.

Mr. Pellicciotti is eligible to receive annual equity grants under the Company's 2014 Long-Term Incentive Plan, as amended (the “2014 LTIP”) consistent with the Company’s compensation program for other executives of the Company. The grant-date fair value of Mr. Pellicciotti’s annual equity grant for the 2022-2024 performance cycle is expected to be approximately $350,000, with a grant-type mix determined by the Committee and will be granted at the same time that annual grants for the same cycle are made to other newly hired executives.

In addition, Mr. Pellicciotti and the Company have entered into an employment agreement effective January 24, 2022, which provides for an initial one year employment term. After the initial one-year term, Mr. Pellicciotti’s agreement is extended each day for an additional day until the Company provides at least 90 days’ notice of its intention not to extend the agreement.

Upon termination of employment by the Company without Cause (not in connection with a change in control) or upon termination of employment by the Company without Cause within 12 months after a change in control, Mr. Pellicciotti would be entitled to:

•Severance equal to one times the sum of (a) his base salary and (b) an amount equal to the pro rata portion of any annual bonus that would have been payable to him, provided that the criteria for such bonus other than his continued employment have been satisfied;

•Continued medical, dental and vision benefits for 52 weeks post-termination at the same cost as active employees;

•Outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months; and

•Equity awards treated as set forth in the 2014 LTIP and the applicable award agreements.

Any severance benefits paid would be subject to Mr. Pellicciotti’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of his employment agreement, Mr. Pellicciotti is subject to certain restrictive covenants, including the following, among others: non-disclosure of confidential information; non-disparagement; non-solicitation of customers, suppliers, employees, agents or independent contractors, which runs for one year following his termination of employment; and non-competition, which runs for one year following his termination of employment.

The foregoing summary description of the material terms of Mr. Pellicciotti’s employment agreement does not purport to be complete and is qualified in its entirety by the actual terms of the employment agreement.

Item 7.01 Regulation FD Disclosure

A press release announcing the appointment of Mr. Pellicciotti was issued by the Company on January 11, 2022, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
99.1	Press release, dated January 11, 2022, issued by Advance Auto Parts, Inc.
101.1	Pursuant to Rule 406 of Regulation S-T, the cover page to this Current Report on Form 8-K is formatted in Inline XBRL.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document included in Exhibit 101.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.

Date: January 11, 2022	/s/ Jeffrey W. Shepherd
Jeffrey W. Shepherd
Executive Vice President, Chief Financial Officer